CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$2,000,000	$257.60

(1) Calculated in accordance with Rule 457(r) of the Securities Act.

(2) Pursuant to Rule 457(p) under the Securities Act, the $2,478,406.53 remaining of registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $257.60 is offset against the registration fee due for this offering and of which $2,478,148.93 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.

Citigroup Inc.	April 22, 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014-CMTNG0118 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
h
Non-Callable Floating Rate Notes due April 25, 2024
From and including the original issue date to but excluding the maturity date, the notes will bear interest during each quarterly interest period at a per annum rate equal to the floating interest rate commonly referred to as “3-month U.S. dollar LIBOR” determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.35%, subject to a minimum interest rate of 0.00% per annum and the maximum interest rate per annum applicable to each such interest period, as described below.
The notes are unsecured senior debt obligations of Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Inc.
It is important for you to consider the information contained in this pricing supplement together with the information contained in the accompanying prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with replaces, the description of the general terms of the notes set forth in the accompanying prospectus supplement and prospectus.
KEY TERMS
Issuer:	Citigroup Inc.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate stated principal amount:	$2,000,000
Pricing date:	April 22, 2014
Original issue date:	April 25, 2014
Maturity date:
April 25, 2024. If the maturity date is not a business day, then the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.

Principal due at maturity:	Full principal amount due at maturity
Payment at maturity:	$1,000 per note plus any accrued and unpaid interest
Interest rate per annum:
For each interest period, a floating rate equal to 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of that interest period plus a spread of 1.35%, subject to a minimum interest rate of 0.00% per annum and the maximum interest rate per annum applicable to each such interest period, as specified below

Maximum interest rate per annum:
•   From and including the original issue date to but excluding April 25, 2016:  4.00%
•   From and including April 25, 2016 to but excluding April 25, 2018:  4.50%
•   From and including April 25, 2018 to but excluding April 25, 2020:  5.00%
•   From and including April 25, 2020 to but excluding April 25, 2022:  6.00%
•   From and including April 25, 2022 to but excluding the maturity date:  6.50%

Interest period:
The three-month period from the original issue date to but excluding the immediately following interest payment date, and each successive three-month period from and including an interest payment date to but excluding the next interest payment date

Interest payment dates:
Quarterly on the 25th day of each January, April, July and October of each year, commencing July 25, 2014 and ending on the maturity date, provided that if any such day is not a business day, the applicable interest payment will be made on the next succeeding business day. No additional interest will accrue on that succeeding business day. Interest will be payable to the persons in whose names the notes are registered at the close of business on the business day preceding each interest payment date, which we refer to as a regular record date, except that the interest payment due at maturity will be paid to the persons who hold the notes on the maturity date.

Day count convention:	30/360 Unadjusted
Business day:	Any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close
Business day convention:	Following
CUSIP:	1730T0P45
ISIN:	US1730T0P456
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer. See “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Issue price	Underwriting fee(1)	Proceeds to issuer
Per note:	$1,000.00	$22.50	$977.50
Total:	$2,000,000.00	$45,000.00	$1,955,000.00
(1) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $22.50 for each note sold in this offering. Selected dealers not affiliated with CGMI will receive a selling concession of $22.50 for each note they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors,” “General Information—Fees and selling concessions” and “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.
Investing in the notes involves risks not associated with an investment in conventional fixed rate debt securities. See “Risk Factors” beginning on page PS-2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below.
Prospectus Supplement and Prospectus each dated November 13, 2013
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Non-Callable Floating Rate Notes due April 25, 2024

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. You should read the risk factors below together with the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪
The amount of interest payable on the notes will vary.  The notes differ from conventional fixed-rate debt securities in that the interest payable on the notes will vary based on the level of 3-month U.S. dollar LIBOR. The notes will bear interest during each quarterly interest period at a per annum rate equal to the level of 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.35%, subject to a minimum interest rate of 0.00% per annum and the maximum interest rate per annum applicable to each such interest period. The per annum interest rate that is determined on the relevant interest determination date will apply to the entire interest period following that interest determination date, even if 3-month U.S. dollar LIBOR increases during that interest period, but is applicable only to that quarterly interest period; interest payments for any other quarterly interest period will vary.

▪
The interest rate applicable to the notes will be subject to a maximum per annum rate. The interest rate applicable to the notes cannot exceed the maximum interest rate of 4.00% per annum for the first two years of the term of the notes, 4.50% per annum for the third and fourth years of the term of the notes, 5.00% per annum for the fifth and sixth years of the term of the notes, 6.00% per annum for the seventh and eighth years of the term of the notes or 6.50% per annum for the last two years of the term of the notes. As a result, if the level of 3-month U.S. dollar LIBOR applicable to any interest period is greater than 2.65% during the first two years of the term of the notes, 3.15% during the third and fourth years of the term of the notes, 3.65% during the fifth and sixth years of the term of the notes, 4.65% during the seventh and eighth years of the term of the notes or 5.15% during the last two years of the term of the notes (in each case, taking into account that a spread of 1.35% will be added to the level of 3-month U.S. dollar LIBOR on the applicable interest determination date), the notes may provide you less interest income than an investment in a similar instrument that is not subject to a maximum per annum rate.

▪
The yield on the notes may be lower than the yield on a standard debt security of comparable maturity. The notes will bear interest during each quarterly interest period at a per annum rate equal to the level of 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.35%, subject to a minimum interest rate of 0.00% per annum and the maximum interest rate per annum applicable to each such interest period. As a result, the effective yield on your notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Inc. of comparable maturity.

▪
An investment in the notes may be more risky than an investment in notes with a shorter term.  The notes have a term of ten years. By purchasing notes with a longer term, you will bear greater exposure to fluctuations in market interest rates than if you purchased a note with a shorter term. In particular, if the level of 3-month U.S. dollar LIBOR does not increase from its current level, you may be holding a long-dated security that pays an interest rate that is less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Inc. of comparable maturity. In addition, if you tried to sell your notes at such time, the value of your notes in any secondary market transaction would also be adversely affected.

▪
The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the notes.  You are subject to the credit risk of Citigroup Inc. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the notes.

▪
The notes will not be listed on any securities exchange and you may not be able to sell the notes prior to maturity.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

April 2014	PS-2

Citigroup Inc.
Non-Callable Floating Rate Notes due April 25, 2024

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.  The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “General Information—Temporary adjustment period” in this pricing supplement.

▪
Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. If you are able to sell your notes in the secondary market prior to maturity, you are likely to receive less than the stated principal amount of the notes.

▪
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no changes in market conditions or other relevant factors, the price, if any, at which CGMI may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price since the issue price of the notes includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if the value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by CGMI, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The price at which you may be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest. A number of factors will influence the value of the notes in any secondary market that may develop and the price at which CGMI may be willing to purchase the notes in any such secondary market, including: the level and volatility of 3-month U.S. dollar LIBOR, interest rates in the market, the time remaining to maturity of the notes, hedging activities by our affiliates, fees and projected hedging fees and profits and any actual or anticipated changes in the credit ratings, financial condition and results of Citigroup Inc. The value of the notes will vary and is likely to be less than the issue price at any time prior to maturity, and sale of the notes prior to maturity may result in a loss.

▪
The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes. Citibank, N.A., the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citibank, N.A. will determine, among other things, the level of 3-month U.S. dollar LIBOR and will calculate the interest payable to you on each interest payment date. Any of these determinations or calculations made by Citibank, N.A. in its capacity as calculation agent, including with respect to the calculation of the level of 3-month U.S. dollar LIBOR in the event of the unavailability of the level of 3-month U.S. dollar LIBOR, may adversely affect the amount of one or more interest payments to you.

▪
Hedging and trading activity by Citigroup Inc. could result in a conflict of interest.  One or more of our affiliates have entered into hedging transactions. This hedging activity likely involves trading in instruments, such as options, swaps or futures, based upon 3-month U.S. dollar LIBOR. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate CGMI may be willing to purchase your notes in the secondary market. Because hedging our obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the value of the notes declines.

▪
The historical performance of 3-month U.S. dollar LIBOR is not an indication of its future performance. The historical performance of 3-month U.S. dollar LIBOR, which is included in this pricing supplement, should not be taken as an indication of the future performance of 3-month U.S. dollar LIBOR during the term of the notes. Changes in the level of 3-month U.S. dollar LIBOR will affect the value of the notes, but it is impossible to predict whether the level of 3-month U.S. dollar LIBOR will rise or fall.

▪
The 3-month U.S. dollar LIBOR and the manner in which it is calculated may change in the future. The method by which the 3-month U.S. dollar LIBOR is calculated may change in the future, as a result of governmental actions, actions by the publisher of the 3-month U.S. dollar LIBOR or otherwise. We cannot predict whether the method by which the 3-month U.S. dollar LIBOR is calculated will change or what the impact of any such change might be. Any such change could affect the level of the 3-month U.S. dollar LIBOR in a way that has a significant adverse effect on the notes.

▪
You will have no rights against the publishers of 3-month U.S. dollar LIBOR. You will have no rights against the publishers of 3-month U.S. dollar LIBOR even though the amount you receive on each interest payment date will depend upon the level of 3-month U.S. dollar LIBOR. The publishers of 3-month U.S. dollar LIBOR are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

April 2014	PS-3

Citigroup Inc.
Non-Callable Floating Rate Notes due April 25, 2024

General Information
Temporary adjustment period:
For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period.

U.S. federal income tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. Under this treatment, if you are a U.S. Holder (as defined in the accompanying prospectus supplement), stated interest on the notes will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting. Upon the sale or other taxable disposition of a note, you generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount you paid to acquire the note. Such gain or loss generally will be long-term capital gain or loss if you held the note for more than one year at the time of disposition.

If you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement), you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or with respect to the notes if you comply with the applicable certification requirements. Special rules apply if (i) your income on the notes is effectively connected with the conduct of a U.S. trade or business or (ii) you are an individual present in the United States for 183 days or more in a taxable year.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as trustee under an indenture dated November 13, 2013, as amended) will serve as trustee for the notes.
Use of proceeds and hedging:
The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

Hedging activities related to the notes by one or more of our affiliates likely involve trading in one or more instruments, such as options, swaps and/or futures, based on 3-month U.S. dollar LIBOR and/or taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. It is possible that our affiliates may profit from this hedging activity, even if the value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Inc.’s affiliate, CGMI, may be willing to purchase your notes in the secondary market. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:
Please refer to “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for important information for investors that are ERISA or other benefit plans or whose underlying assets include assets of such plans.

Fees and selling concessions:	CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as

April 2014	PS-4

Citigroup Inc.
Non-Callable Floating Rate Notes due April 25, 2024

principal and will receive an underwriting fee of $22.50 for each note sold in this offering. CGMI will pay selected dealers not affiliated with CGMI a selling concession of $22.50 for each $1,000.00 note they sell.

Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” above and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Supplemental information regarding plan of distribution; conflicts of interest:
The terms and conditions set forth in the Global Selling Agency Agreement dated November 13, 2013 among Citigroup Inc. and the agents named therein, including CGMI, govern the sale and purchase of the notes.

CGMI, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to CGMI, $2,000,000 aggregate stated principal amount of the notes (2,000 notes) for $977.50 per note. CGMI proposes to offer the notes to selected dealers at $1,000.00 per note less a selling concession as described under “—Fees and selling concessions” above.

The notes will not be listed on any securities exchange.

In order to hedge its obligations under the notes, Citigroup Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections “Risk Factors—Hedging and trading activity by Citigroup Inc. could result in a conflict of interest,” and “General Information—Use of proceeds and hedging” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Inc. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement for more information.

Calculation agent:
Citibank, N.A., an affiliate of Citigroup Inc., will serve as calculation agent for the notes. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the notes. Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Paying agent:	Citibank, N.A. will serve as paying agent and registrar and will also hold the global security representing the notes as custodian for The Depository Trust Company (“DTC”).
Contact:	Clients may contact their local brokerage representative. Third party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

We encourage you to also read the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink on the cover page of this pricing supplement.

Determination of Interest Payments

On each interest payment date, the amount of each interest payment will equal (i) the stated principal amount of the notes multiplied by the interest rate in effect during the applicable interest period divided by (ii) 4.

Determination of 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For any relevant date, 3-month U.S. dollar LIBOR will equal the rate for 3-month U.S. dollar LIBOR appearing on Reuters page “LIBOR01” (or any successor page as determined by the calculation agent) as of 11:00 am (London time) on that date.

If a rate for 3-month U.S. dollar LIBOR is not published on Reuters page “LIBOR01” (or any successor page as determined by the calculation agent) on any day on which the rate for 3-month U.S. dollar LIBOR is required, then the calculation agent will request the principal London office of each of five major reference banks in the London interbank market, selected by the calculation agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S.

April 2014	PS-5

Citigroup Inc.
Non-Callable Floating Rate Notes due April 25, 2024

dollars in an amount that is representative of a single transaction in that market at that time (a “Representative Amount”) and for a term of three months as of 11:00 am (London time) on such day. If at least two such quotations are so provided, the rate for 3-month U.S. dollar LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the calculation agent will request each of three major banks in New York City to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for a term of three months as of approximately 11:00 am (New York City time) on such day. If at least two such rates are so provided, the rate for 3-month U.S. dollar LIBOR will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for 3-month U.S. dollar LIBOR will be 3-month U.S. dollar LIBOR in effect as of 11:00 am (New York City time) on the immediately preceding London business day.

A “business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Historical Information

3-month U.S. Dollar LIBOR was 0.2286% on April 22, 2014. The graph below shows the level of 3-month U.S. Dollar LIBOR for each day it was available from January 2, 2004 to April 22, 2014. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical performance of 3-month U.S. Dollar LIBOR as an indication of future performance.

Historical 3-Month U.S. Dollar LIBOR January 2, 2004 to April 22, 2014

Additional Information

We reserve the right to withdraw, cancel or modify any offering of the notes and to reject orders in whole or in part prior to their issuance.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect

April 2014	PS-6

Citigroup Inc.
Non-Callable Floating Rate Notes due April 25, 2024

of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes nor the issuance and delivery of the notes, nor the compliance by Citigroup Inc. with the terms of the notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2014 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2014	PS-7